UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

August 27, 2008

TIME IS SHORT – PLEASE VOTE THE ENCLOSED WHITE PROXY TODAY!
Dear Fellow Shareholder,

With our annual shareholder meeting quickly approaching on September 4th, we wanted to take the opportunity to contact you one last time to remind you to protect the value of your investment in Quality Systems by voting the enclosed WHITE proxy card promptly FOR our director nominees. We know that you have received several communications from us recently regarding the importance of this vote, and we appreciate your effort to make an informed decision. Your Board of Directors and management team continue to execute on a strategic plan that creates shareholder value.

Strong Track Record of Financial Performance

As we have said to you before, we believe the critical difference between our director nominees and the alternative slate being proposed by dissident shareholder Ahmed Hussein is that our Board nominees have both a track record of creating value for Quality Systems and a plan to build upon that value in the future. As the information below clearly indicates, under the guidance of our current management team and our director nominees – Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, and Philip Kaplan – Quality Systems has achieved tremendous operational and financial success, which has translated into significant value for shareholders:

•
Over the past five years ended March 31, 2008, our revenues have increased at a compounded average growth rate of 28% stemming from continued demand for our products, a strong sales team and excellent market positioning.

•	Our earnings per share, as illustrated above, have grown 39% on a compounded basis over the same 5-year timeframe.
•	Our net income margins have exceeded 21% in each of the last two fiscal years, ranking Quality Systems among the most profitable companies in our market segment.
•	This past quarter we delivered a record 31% increase in net revenues and 38% increase in fully diluted earnings per share.

18111 Von Karman Avenue  • Suite 600 • Irvine, California 92612
tel. 949.255.2600  • fax 949.255.2605 • www.qsii.com

“Quality Systems’ historical performance is unparalleled in the healthcare IT space -- regardless of any recent deceleration of growth.”
“We believe [Quality Systems CEO Steven] Plochocki brings a broader healthcare services vision to Quality Systems that nicely complements industry veterans Pat Cline (President of NextGen) and Donn Neufeld (President of QSI Dental).” - Donald H. Hooker, an analyst with UBS, in an August 21, 2008 analyst report about Quality Systems

These results demonstrate that our strategy is working, and that having the right leadership – a Board that is able to work with and motivate management and our employees in implementing our proven strategy – will be critical to the ongoing success of our business.

Our Strategy Continues to Create Value for Shareholders

In addition to strong financial performance, our strategy has created significant shareholder value. Over the past five years, Quality Systems has:

•	Posted a nearly 400% increase in our share price, dramatically outperforming many major indices, including the NASDAQ Composite Index and the NASDAQ Computer and Data Processing Index.
•	Made steady dividend payments (totaling $3.625 per share over the five years ended March 31, 2008).
•	Authorized a 20% increase in the dividend payment to be paid on October 1st.

We believe our strategy will continue to produce ongoing, solid financial performance that will deliver continued value for you. Our Board, working in tandem with our current management team, plans to capitalize on the company’s recent momentum and the industry’s expected growth by:

•	Further developing and enhancing our leading software solutions.
•	Expanding into new markets where we can grow our share.
•	Making disciplined investments to improve our product portfolio.
•	Pursuing strategic acquisitions that complement our products or expand our customer base.

The Right Leadership to Continue to Capitalize on Growth Opportunities

In addition to having the right strategy, it is critical to have the right team to execute that strategy. Our Board nominees understand our business, our customers and our industry, and have the full support of key members of our management team.  For the following reasons, we believe that our nominees are best positioned to maximize Quality Systems’ growth potential:

•
Strong executive management. Our company has a world-class management team including a newly-appointed CEO, Steven Plochocki, and Patrick Cline, President of NextGen. Steve is a seasoned industry executive with significant experience and a strong track record of building value – and he knows Quality Systems well, having served as a Board member since 2004.  Our Board nominees and our management team share a common vision for Quality Systems’ future.

•
Knowledge of the customer base. Quality Systems serves a rapidly growing industry.  Our ability to supply our customers with tools that enable them to maximize efficiency, enhance the quality of patient care and protect confidential information is an important differentiator for us and critically important for our customers.  Our Board nominees understand the needs of our customers and our product development processes.

•
Industry expertise. The strategy we have outlined includes plans to grow the company both organically and through acquisitions.  We are in the market every day looking for opportunities to take advantage of this growth, by expanding our pipeline of new business or acquiring companies that complement our products or expand our market share. Our Board nominees have the industry experience that is necessary to make the right choices.

Shareholder Advisory Services Support our Nominees

We are pleased to confirm that the country’s three leading shareholder advisory services, RiskMetrics, Glass Lewis and Proxy Governance, each recommended that Quality Systems shareholders fully support all of our nominees. These recommendations follow detailed analysis of both slates of directors, a careful review of our policies and extensive conversations with a number of our directors and members of Mr. Hussein’s slate of nominees. We are gratified for their support and hope that shareholders share their perspective.

Dissident Shareholder Slate Threatens To Derail our Momentum

We believe that the company’s momentum is threatened, however, by a campaign being run by Ahmed Hussein, a dissident shareholder and director who is trying to seize control of your company. Having carefully read each letter and filing Mr. Hussein has submitted, we believe more strongly than ever in the risks associated with supporting him.  Even now, days before our shareholder vote, he has not proposed any concrete ideas about the future of Quality Systems under his control.  We believe that Mr. Hussein’s desire to control the company, without a plan, is behind everything he has done.  We believe that Mr. Hussein’s proxy materials are consistent with his behavior in the Boardroom – combative, willing to distort the truth and propagate falsehoods, and less than candid about his own past.  As we have noted, we believe that his documented history of destroying value earlier in his career is cause for concern.

It is our belief that Mr. Hussein’s proposal to revise the company’s bylaws and change its definition of “independent director” is driven by his own self-interest for more control.  Our definition was adopted in 2004 at the urging of the Board’s independent directors to ensure that we were compliant with California law and NASDAQ regulatory standards. We believe that this proposal is motivated by Mr. Hussein’s desire to increase his influence on the Board by causing Sheldon Razin to be deemed not independent, and has no merit.  Additionally, we note that the shareholder advisory service firms of Glass Lewis and Proxy Governance recommended that Quality Systems shareholders reject Ahmed Hussein’s proposal to amend our bylaws in this regard. We strongly urge you to vote AGAINST the proposal to amend the bylaws.

Our nominees take their duties to you very seriously, and we are proud of the value we have helped this company create thus far.  We are committed to doing what is necessary to build on that track record, and to uphold the strongly pro-shareholder governance practices that we have put in place. We are also extremely proud to have the support of Quality Systems’ top executives who recently sent a letter to you conveying their strong support for our Board slate. Those executives have expressed concern that Mr. Hussein “does not appear to understand or to care about our business and strategy” and that his attacks “have threatened the ability of our management and employees to carry out our growth strategy…”  We believe that the concern expressed by our key executives – whose involvement is critical to Quality Systems’ success – should be of significant concern to shareholders.

The choice before shareholders is clear: Which Board is best suited to lead Quality Systems into the future? The slate of nominees who have no plan for the company, led by someone with a checkered professional history and an inability to work productively with other members of the Board and management? Or the director nominees who have a proven track record of creating value for shareholders and a strategy that will continue to build value?

We urge you to take all of the above into account as you submit your vote, which we urge you to do today to ensure it arrives in time for our annual meeting.

QUALITY SYSTEMS IS YOUR COMPANY AND THE FUTURE OF THIS SUCCESSFUL ENTERPRISE IS IN YOUR HANDS
WE STRONGLY URGE YOU TO PROTECT THE VALUE OF YOUR INVESTMENT BY DOING THE FOLLOWING ON THE WHITE PROXY CARD TODAY:

•	Proposal 1: Vote FOR all listed nominees: Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith
•	Proposal 2: Vote FOR the ratification of the appointment of Grant Thornton LLP as independent public accountants
•	Proposal 3: Vote AGAINST Mr. Hussein’s proposal to amend our bylaws.

We also urge you to discard any proxy card that you receive from Mr. Hussein.

If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisors, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at qualitysystems@mackenziepartners.com

Thank you for your support. We look forward to our shareholder vote and continuing to drive growth for you in the years to come.

Sincerely,

Patrick Cline	Philip Kaplan	Vincent Love	Russell Pflueger
Steven Plochocki	Sheldon Razin

This letter is to be distributed to shareholders on or about August 27, 2008.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this letter, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quality System's shareholders is available in Quality System's definitive proxy statement filed with the Commission on August 4, 2008.